PRESS RELEASE - NOVEMBER 17, 2004           FOR IMMEDIATE RELEASE

     1ST STATE BANCORP, INC.                     FOR MORE INFORMATION CONTACT:
                                                    JAMES C. MCGILL, PRESIDENT
                                                    (336) 227-8861


           1st STATE BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM


   BURLINGTON, NORTH CAROLINA     1st STATE BANCORP, INC.       (NASDAQ: FSBC)

         1st State Bancorp, Inc. (Nasdaq: FSBC), announced that it is commencing a stock repurchase program to acquire up to 296,232 shares of the Corporation's common stock, which represents approximately 10% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

         James C. McGill, President, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within 24 months. Mr. McGill explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings and return on equity. According to Mr. McGill, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

         This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

         1st State Bancorp, Inc.'s common stock trades on the Nasdaq National Market System under the symbol FSBC.